News Release

Valera Pharmaceuticals Reports
2005 Financial Results and Milestone Progress
Cranbury, N.J., March 7, 2006 — Valera Pharmaceuticals (NASDAQ:VLRX), a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the urology and endocrinology markets, today announced financial results for the year and fourth quarter ended December 31, 2005 and recapped certain milestone achievements.
•	2005 net revenue of $26.8 million was driven by market share gains of VANTAS®, a 12-month implant for the palliative treatment of advanced prostate cancer, in its first full year in the U.S. LHRH market
•	VANTAS received approval in Denmark, marking Valera’s first approval in Europe
•	All patients met the primary endpoint of hormonal suppression in an open-label Phase III study of Valera’s once per year implant for central precocious puberty (CPP) and the Company anticipates filing for U.S. approval by the end of the second quarter
•	The U.S. Food and Drug Administration (FDA) granted orphan drug designation to Valera’s CPP implant and the Company has acquired the Supprelin® brand name for use with the product
•	Valera successfully completed its initial public offering, which raised net proceeds of approximately $30 million and substantially strengthened its cash position
Financial Results
For the year ended December 31, 2005, total net revenue was $26.8 million, up from $5.6 million in 2004. This year-over-year increase in net revenues was the result of full-year sales of VANTAS, which was launched in November 2004. In the full year of 2005, the Company sold 11,514 units of VANTAS as compared to 2,187 units sold in the last two months of 2004. VANTAS is Valera’s first product to be approved by the FDA and is currently Valera’s only commercialized product.
Reflecting the benefits of a full year of VANTAS sales, net loss declined to $1.3 million in 2005 from a loss of $12.0 million in 2004. The reported net loss attributable to common shareholders declined to $1.3 million in 2005 from $17.9 million in 2004. The 2004 net loss attributable to common shareholders included a $5.9 million deemed dividend of preferred stock, which did not exist in 2005.
For the fourth quarter of 2005, total net revenues were $5.2 million compared with $5.5 million in the fourth quarter of 2004. Unit sales of VANTAS rose 31% to 2,868 units in the fourth quarter of 2005 from 2,187 units in the fourth quarter of 2004. However, the net average selling price of VANTAS declined on a year-over-year basis due to changes in Medicare reimbursement levels.
Valera’s net loss in the fourth quarter of 2005 improved to a loss of $1.5 million from a loss of $2.9 million during the same period of 2004. The primary reason for the year-to-year improvement in the fourth quarter of 2005 net loss was a reduction in certain stock option compensation charges. In the

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Valera Reports Financial Results and Milestones

fourth quarter of 2004, the Company recognized stock option compensation charges of $2.6 million as compared to a credit of $0.4 million in 2005. The decrease was primarily attributable to the accounting for certain variable stock options and the related fair value of the Company’s common stock. Without the change in stock option compensation, the year-over-year change in net loss would have deteriorated by approximately $1.6 million, primarily due to lower gross margins. The higher gross margin in the fourth quarter of 2004 reflected the higher average selling price of VANTAS and the benefit of the sale of VANTAS units manufactured prior to FDA approval and, as such, had been previously expensed.
Valera generated $0.3 million of positive cash flows from operations in 2005 and ended the year with cash and cash equivalents of $2.3 million. This cash position was significantly bolstered on February 7, 2006, when Valera closed its initial public offering of common stock which generated net proceeds of approximately $30 million.
Milestone Achievements
Initial Public Offering: Valera closed its initial public offering (IPO) of common stock on February 7, 2006. The Company’s stock trades on the NASDAQ National Market under the symbol VLRX. The IPO involved the sale of 3,862,500 shares, which included 112,500 shares issued in accordance with the exercise of an underwriter’s over-allotment option, sold to the public at $9.00 per share. Net proceeds to Valera were approximately $30 million, which is net of underwriting commissions and other IPO related expenses.
VANTAS Europe: In the fourth quarter of 2005, Valera received marketing authorization for VANTAS from the Danish Medicines Agency, marking its first regulatory approval in Europe. The Company intends to seek approvals in other European Union (EU) member countries through the Mutual Recognition Procedure. Valera is in discussions with prospective European marketing partners and anticipates commencing its EU strategy for regional approvals later this year.
Phase III CPP Trials: In April 2005, patient enrollment was completed for an open-label Phase III study of VP002, a 12-month histrelin implant for CPP, the early onset of puberty in children. The implant would target the estimated $76 million plus CPP therapy market, which is currently dominated by intramuscular injections that are administered every 4 weeks. All patients in the Phase III study of VP002 have met the primary efficacy endpoint of hormonal suppression, and Valera anticipates submitting a New Drug Application by the end of the second quarter of 2006. In November 2005, the FDA granted the product Orphan Drug Designation, which provides certain economic benefits and seven years of marketing exclusivity.
Acquisition of Supprelin® Name: In February 2006, Valera acquired the Supprelin brand name for use with VP002. The Company expects to name this long acting implant Supprelin-LA. Supprelin was formerly used as the brand name for a daily histrelin injection marketed in the 1990s for treating CPP. Valera believes that the brand recognition of the Supprelin name coupled with the 12-month therapy regime of its implant will further facilitate market acceptance of this treatment modality.
Strategic Alliances: In the first quarter of 2005, Valera granted BioPro Pharmaceutical exclusive rights in the Asia-Pacific region, excluding Japan, to develop and sell VANTAS. Regulatory filings for the approval of the product have now been made in Singapore, Thailand, Malaysia and Taiwan.

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Valera Reports Financial Results and Milestones

Additionally, Valera’s partner in Canada, Paladin Labs, Inc. (TSX: PLB), has a New Drug Submission for VANTAS under review by Health Canada. In December 2005, Valera entered into an exclusive distribution agreement providing Teva-Tuteur certain distribution rights to VANTAS in Argentina.
Conference Call Information
Valera Pharmaceuticals will conduct a conference call today, March 7, 2006, at 8:30 a.m. ET to discuss its financial results and its progress with respect to certain milestones. To participate in this conference, dial (800) 289-0496 shortly before 8:30 a.m. ET. A replay of the call will be available following the live conference until midnight Tuesday, March 14, 2006. The replay numbers are: (719)-457-0820 and (888) 203-1112, passcode 4365521.
About Valera Pharmaceuticals
Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http://www.ValeraPharma.com/
This press release contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about the Company’s industry, beliefs and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this press release might not occur. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in the Company’s Prospectus as filed with the Securities and Exchange Commission on February 2, 2006. You are cautioned not to place undue reliance on these forward-looking statements. You should read the Prospectus, and the documents that the Company refers to therein and have filed as exhibits to the registration statement of which the Prospectus is a part, with the understanding that actual future results and events may be materially different from what the Company currently expects. The forward-looking statements included in this press release reflect the Company’s views and assumptions only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com

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Valera Reports Financial Results and Milestones

Valera Pharmaceuticals, Inc.
Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net product sales	$5,166	$5,511	$26,798	$5,511
Licensing revenue	7	7	34	135

Total net revenue	5,173	5,518	26,832	5,646

Operating costs and expenses:
Cost of product sales	1,183	608	5,966	608
Research and development	1,519	1,093	5,930	6,376
Selling and marketing	2,523	3,177	10,754	5,025
General and administrative	1,371	3,765	5,500	5,897

Total operating expenses	6,596	8,643	28,150	17,906

Loss from operations	(1,423)	(3,125)	(1,318)	(12,260)

Net interest income (expense)	3	(12)	49	(6)

Loss before income taxes	(1,420)	(3,137)	(1,269)	(12,266)

Provision for (benefit from) income taxes	75	(243)	75	(243)

Net loss	(1,495)	(2,894)	(1,344)	(12,023)

Deemed dividend	—	—	—	(5,861)

Net loss attributable to common shareholders	$(1,495)	$(2,894)	$(1,344)	$(17,884)

Basic and diluted net loss per share attributable to common shareholders	$(0.90)	$(1.74)	$(0.81)	$(10.73)

Weighted average shares outstanding basic and diluted	1,667	1,667	1,667	1,667

Proforma net loss per share — basic and diluted	$(0.14)	$(0.28)	$(0.13)	$(1.90)

Proforma weighted average shares outstanding — basic and diluted	10,855	10,158	10,590	9,431
Note: Proforma weighted average shares assumes conversion of preferred shares into common shares as a result of Valera’s initial public offering.

Valera Reports Financial Results and Milestones

Valera Pharmaceuticals, Inc.
Balance Sheet
(in thousands, expect per share amounts)

	December 31,
	2005	2004

Current assets:
Cash and cash equivalents	$2,340	$5,053
Accounts receivable, net of allowances of $385 at December 31, 2005 and $91 at December 31, 2004	4,488	5,258
Inventory, net	3,191	1,365
Prepaid expenses and other assets	726	142
Restricted cash	—	100

Total current assets	10,745	11,918

Fixed assets, net	4,194	1,704
Security deposits	91	45
Deferred offering costs	1,502	—

Total assets	$16,532	$13,667

Current liabilities:
Accounts payable	$1,421	$2,042
Accrued liabilities	4,608	1,552
Note payable	1,525	—
Deferred revenue — current	329	—
Capital lease obligations — current	18	18

Total current liabilities	7,901	3,612

Capital lease obligations — long term	—	17
Deferred revenue — long term	300	—

Series A 6% Convertible Preferred Stock, $0.001 par value; 7,000 shares authorized, issued and outstanding at December 31, 2004 and 2005; liquidation preference — $7,161 and $7,598 at December 31, 2004 and 2005, respectively	13,604	13,604
Series B 10% Convertible Preferred Stock, $0.001 par value; 24,500 shares authorized, 22,069 shares issued and outstanding at December 31, 2004 and 2005; liquidation preference - $18,363 and $20,221 at December 31, 2004 and 2005, respectively	15,082	15,082
Series C 6% Convertible Preferred Stock, $0.001 par value; 11,600 shares authorized issued and outstanding at December 31, 2004 and 2005; liquidation preference — $11,866 and $12,590 at December 31, 2004 and 2005, respectively	11,239	11,239

Shareholders’ deficit:
Common Stock, $0.001 par value, 30,000 shares authorized, 1,667 shares issued and outstanding at December 31, 2004 and 2005	2	2
Additional paid-in capital	8,695	9,961
Deferred stock-based compensation	(630)	(1,533)
Accumulated deficit	(39,661)	(38,317)

Total shareholders’ deficit	(31,594)	(29,887)

Total liabilities and shareholders’ deficit	$16,532	$13,667